Exhibit 99.1

HOWARD HUGHES HOLDINGS INC. REPORTS FOURTH QUARTER
AND FULL YEAR 2024 RESULTS
Strong fourth quarter performance leads to record financial results across all segments—
MPC and Operating Assets momentum expected to continue into 2025

THE WOODLANDS, Texas, February 26, 2025 – Howard Hughes Holdings Inc. (NYSE: HHH) (the “Company,” “HHH,” or “we”) today announced operating results for the fourth quarter and year ended December 31, 2024. The financial statements, exhibits, and reconciliations of non-GAAP measures in the attached Appendix and the Supplemental Information at Exhibit 99.2 provide further detail of these results.

Full Year 2024 Highlights:

–Net income from continuing operations per diluted share of $5.73, up $4.05 per share or 241% year-over-year
–Record Master Planned Community (MPC) Earnings Before Taxes (EBT) of $349 million accentuated by all-time high residential land sales revenues and average price per acre
–Record Total Operating Assets Net Operating Income (NOI) of $257 million led by strong leasing performance resulting in year-over-year increases of 11% in multifamily and 5% in office
–Record condominium revenues of $779 million with the delivery of Victoria Place® and strong pre-sales of 394 condominiums from other towers in Hawai‘i and Texas representing future revenues of $870 million
–Closed on $862 million of financings, including $680 million of construction loans for condo projects and $168 million of refinancings—as well as the accelerated collection of $177 million from the sale of existing and future MUD receivables
–Completed the spinoff of Seaport Entertainment Group on July 31, 2024, providing increased focus on HHH’s real estate operations and MPC development

Fourth Quarter 2024 Highlights:

–Net income from continuing operations per diluted share of $3.25 in the quarter, up 207% compared to $1.06 in the prior-year period
–Delivered Victoria Place in Ward Village, generating $212 million of gross profit
–MPC EBT of $57 million driven by the sale of 60 residential acres at an average price of $909,000 per acre, including six custom lots in Summerlin® at an average price of $6.0 million per acre
–Total Operating Assets NOI of $61 million was up 9% year-over-year with growth in retail, multifamily, and office
–Sold Lakeland Village Center at Bridgeland for $28 million generating an $11 million gain on sale
–Closed on $312 million of financings, including a $260 million construction loan for The Ritz-Carlton Residences, The Woodlands

"Howard Hughes delivered another exceptional year in 2024, led by record-setting financial results in each of our business segments,” commented David R. O’Reilly, Chief Executive Officer of Howard Hughes. “Our outstanding performance was complemented by the successful streamlining and refocusing of our business—most notably with the spinoff of Seaport Entertainment—and the strengthening of our balance sheet through key financings and innovative transactions which firmly place the Company in a position of financial strength for the future.

“In our MPC segment, we closed out the year on a strong note, delivering $57 million of EBT in the fourth quarter, including robust land sales to homebuilders in Texas and the sale of six custom lots in Summerlin at an impressive average price of $6 million per acre. With this solid performance, we achieved key milestones in our residential land business—including new full-year records for price per acre and land sales revenues—helping propel MPC EBT to an all-time high of $349 million. Looking ahead, we anticipate continued strong homebuilder demand which is expected to contribute to incremental land sales growth and record MPC EBT in 2025.

“In Operating Assets, we delivered record NOI for a fourth consecutive year, increasing NOI by 6% compared to 2023. Growth was realized in each of our core property types, with the most significant percentage gain in multifamily which benefited from strong leasing momentum at our newest developments and improved overall leasing at our stabilized properties. In office, our successful leasing strategy in recent years started to pay dividends in 2024 as rent abatements began to expire across the portfolio. With another 473,000 square feet leased during the year, we closed out 2024 with our stabilized office portfolio 89% leased, well positioning us to deliver continued growth in the years ahead.

“In Strategic Developments, we had another remarkable year which culminated in the fourth quarter with the delivery and record sell-out of every condominium at Victoria Place in Ward Village. In addition to this milestone, our sales teams pre-sold nearly 400 additional condominiums in Hawai’i and Texas during the year, bringing the total value of future condo sales which will be recognized in the next few years to more than $2.6 billion. Subsequent to year end, the State of Hawai’i amended rules which we estimate will provide the potential for an additional 2.5 to 3.5 million gross square feet of residential entitlements in Ward Village. These entitlements could be used for the construction of additional residential towers in the undeveloped areas of the community, providing much needed additional housing in O’ahu and further enhancing the exceptional quality of life and vibrancy of the neighborhood.

“We closed out 2024 on a solid financial foundation with over $900 million of liquidity, including nearly $600 million of cash on the balance sheet and over $300 million of undrawn and fully available commitments. In 2025, we anticipate another strong year with mid-point guidance in both our MPC and Operating Assets segments that imply new full-year records. This is expected to yield approximately $350 million of Adjusted Operating Cash Flow—our new guidance metric which provides enhanced visibility into the key drivers of our cash flow generation and self-funding business model. We are also evaluating additional MUD receivable sales which, if completed, would add substantial additional liquidity to the Company. As always, we remain committed to deploying capital in a disciplined manner, seeking growth opportunities that improve our communities and achieve the highest risk-adjusted returns for our shareholders.”

Financial Highlights

Total Company
Full Year
–HHH reported net income from continuing operations of $285.2 million, or $5.73 per diluted share in 2024, compared to $83.4 million, or $1.68 per diluted share in 2023. The year-over-year growth was primarily driven by the delivery of Victoria Place in Ward Village, increased MPC residential land sales, improved Operating Asset NOI, and final settlement of the construction defect dispute at Waiea in Ward Village.
–The Company continued to maintain a strong liquidity position with $596.1 million of cash and cash equivalents, $1.2 billion of undrawn lender commitments available to be drawn for property development, and limited near-term debt maturities.
–On July 31, 2024, HHH completed the spinoff of Seaport Entertainment Group Inc. (SEG), with holders of HHH common stock receiving one share of SEG common stock for every nine shares of HHH common stock. All current and historical net income and losses related to SEG are reflected in discontinued operations in the Company’s financial statements.
Fourth Quarter
–Net income from continuing operations was $162.3 million, or $3.25 per diluted share in the quarter, compared to net income of $52.8 million, or $1.06 per diluted share in the prior-year period.
–The year-over-year increase was primarily related to the delivery of Victoria Place in Ward Village, partially offset by reduced MPC land sales due to timing of superpad sales in Summerlin which occurred earlier in 2024.

MPC
Full Year
–MPC EBT totaled a record $349.1 million, representing a 2% increase compared to $341.4 million in the prior year.
–Record MPC land sales of $453.2 million increased 22% year-over-year, driven by the sale of 445 residential acres at a record average price of $990,000 per acre.
–In TeravalisTM, residential land sales commenced in Floreo with the sale of 115 acres to seven homebuilders at an impressive average price of $777,000 per acre. During the year, HHH recognized $4.9 million of equity earnings from Floreo.
–New homes sold at a robust pace in HHH’s communities during 2024 and totaled 2,234 units, with Summerlin and Bridgeland ranking #5 and #7 in RCLCO’s annual list of top-selling master planned communities, respectively.
Fourth Quarter
–MPC EBT totaled $56.9 million in the fourth quarter, down from $139.3 million in the prior-year period. The reduction was primarily due to the timing of superpad sales in Summerlin which occurred earlier in the year and contributed to record MPC residential land sales and EBT in 2024.
–MPC land sales totaled $67.8 million and were driven by the sale of 60 acres of residential land across Bridgeland®, The Woodlands Hills®, and Summerlin for an average price of $909,000 per acre.
–In Nevada, custom lot sales commenced in Astra—Summerlin’s newest luxury gated community—resulting in the sale of six lots totaling 3.8 acres for an average price of $6.0 million per acre.
–In Arizona, 34 acres were sold in HHH’s Floreo joint venture for an average price of $767,000 per acre.

Operating Assets
Full Year
–Total Operating Assets NOI, including the contribution from unconsolidated ventures, was $257.0 million—a new full-year record representing a $15.7 million or 6% year-over-year increase.
–Office delivered record NOI in 2024, increasing $6.4 million or 5% year-over-year largely due to strong lease-up activity and abatement expirations in The Woodlands® and Summerlin. These increases were partially offset by some tenant vacancies in The Woodlands and Downtown Columbia®, as well as initial operating losses at Meridian in Summerlin. In 2024, the Company executed 473,000 square feet of new or expanded office leases including 323,000 square feet in The Woodlands, 91,000 square feet in Downtown Columbia, and 59,000 square feet in Summerlin.
–Multifamily contributed record NOI and increased 11% year-over-year, predominantly due to strong lease-up at new developments in Downtown Columbia, Summerlin, and Bridgeland, as well as improved overall leasing at HHH’s stabilized properties.
–Retail NOI was up 8% primarily due to the collection of prior-year reserves for tenants in Ward Village and improved occupancy in the ground floor retail at Juniper and Marlow in Downtown Columbia and Kō‘ula® in Ward Village.
–During the year, HHH divested Creekside Medical Plaza in The Woodlands, Lakeland Village Center at Bridgeland, and four non-core ground leases in Houston which resulted in a combined gain on sale of $22.9 million.
Fourth Quarter
–Total Operating Assets NOI—including the contribution from unconsolidated ventures—totaled $61.2 million in the quarter, representing an 9% year-over-year increase.
–Office NOI of $29.0 million increased 5% year-over-year, driven primarily by rent abatement expirations and increased occupancy at 9950 Woodloch Forest in The Woodlands and 1700 Pavilion in Summerlin, partially offset by lower occupancy at 1725 Hughes Landing in The Woodlands. At quarter end, the stabilized office portfolio was 89% leased, and 129,000 square feet of new or expanded leases were executed during the quarter.
–Multifamily NOI of $15.0 million increased 13% compared to the prior-year period primarily due to the continued lease-up of HHH’s newest properties including Tanager Echo in Summerlin, Wingspan in Bridgeland, and Marlow in Downtown Columbia. At year end, the stabilized portfolio was 96% leased.
–Retail NOI of $13.0 million increased 15% year-over-year primarily due to non-recurring prior-year reserves for various tenants in Ward Village and the opening of the ground floor retail at Kō‘ula. At quarter end, the retail portfolio was 96% leased.

–The Company sold Lakeland Village Center at Bridgeland for $28.0 million and two non-core ground leases in Houston, resulting in a combined gain on sale of $14.9 million.

Strategic Developments
Full Year
–Delivered Victoria Place in the fourth quarter, closing on the sale of all 349 condo units and generating record annual condominium revenues of $778.6 million with adjusted gross profit of $211.1 million.
–In Hawai‘i, HHH contracted to sell 316 condominium units at three towers in pre-sales—The Park Ward Village®, Kalae®, and The Launiu—representing incremental future revenue of $533.4 million. The majority of these pre-sales occurred at The Launiu, which contracted 283 units during the year. At year end, The Park Ward Village was 97% pre-sold, Kalae was 93% pre-sold, and The Launiu was 58% pre-sold.
–In Texas, pre-sales at The Ritz Carlton Residences, The Woodlands—a new 111-unit luxury condominium development on the shores of Lake Woodlands—commenced in March. Construction began in early October and 70% of its units representing $336.9 million of future revenue are already pre-sold.
–In the third quarter, the Company recovered $90.0 million of insurance proceeds related to the settlement of construction defect claims at Waiea in Ward Village—including window remediation expenditures incurred since 2020. During the year, the Company recognized $15.1 million of additional condominium rights and unit cost of sales in conjunction with this project and to settle final costs previously incurred by the Waiea general contractor.
Fourth Quarter
–Closed on the sale of all 349 condo units at Victoria Place, generating $778.4 million of condominium revenues with a 27% gross margin.
–Contracted to sell 19 condominium units in Hawai‘i and Texas representing $40.7 million of future revenue, including 15 units at The Launiu, two at The Park Ward Village, one at Kalae, and one at The Ritz-Carlton Residences, The Woodlands.
–Subsequent to year end in January, the Governor of Hawai’i approved amendments to the HCDA Mauka Area Rules to include updated guidelines for smart growth in areas including Ward Village. The Company estimates this amendment increases its potential residential entitlements in Ward Village to between 2.5 to 3.5 million gross square feet, which could be used for the development of additional condominium towers in future years.
–Completed construction on Village Green at Bridgeland Central and the Summerlin Grocery Center anchored by Whole Foods. At quarter end, both of these retail centers were approximately 75% leased with all of the remaining square footage in LOI or lease negotiations.

Financing Activity
Fourth Quarter
–Closed on a $260 million three-year construction loan for The Ritz-Carlton Residences, The Woodlands. The loan bears interest at SOFR plus 5.1%.
–Closed on a $38.0 million loan to refinance the construction loan for Starling at Bridgeland. The five-year non-recourse loan bears interest at a fixed rate of 5.35%.
–Closed on a $13.5 million financing for Waterway Plaza II, which was purchased in an all-cash transaction for $19.2 million in the second quarter of 2024. The loan bears interest at SOFR plus 3.5% and matures in 2029.
–Increased the capacity of the Bridgeland Notes from $475.0 million to $600.0 million and extended the maturity date from September 2026 to September 2029. This transaction was supported by the proceeds from the Bridgeland MUD receivables sale in the third quarter which were used to pay down the notes by $192.0 million.

Full Year 2025 Guidance
–MPC EBT is projected to be strong in 2025 and aided by continued tight supply of existing homes on the market and low inventories of vacant developed lots in our MPCs. As a result, we anticipate solid new home sales in Summerlin, Bridgeland, and The Woodlands Hills and continued strong homebuilder demand for residential land throughout 2025. Residential land sales are expected to occur throughout the year, but the second and third quarters will likely see a higher concentration of superpad sales in Summerlin. Overall, 2025 MPC EBT is expected to be up 5% to 10% year-over-year with a mid-point of approximately $375 million.

–Operating Assets NOI, including the contribution from unconsolidated ventures, is projected to benefit from continued growth in multifamily driven by increased occupancy at new multifamily developments. Office is also expected to improve year-over-year due to strong leasing momentum and expiring rent abatements across the portfolio. This improvement will likely be partially offset by lower occupancy at various properties in Downtown Columbia, some tenant turnover in The Woodlands, and initial operating losses from our newest office developments. Retail is expected to see a modest reduction in NOI during 2025, primarily due to non-recurring collections of tenant reserves in Ward Village during 2024 and the impact of some turnover resulting from tenant upgrades in Downtown Summerlin as this property reaches its 10-year anniversary. Overall, 2025 Operating Assets NOI is expected to be flat to up 4% year-over-year with a mid-point of approximately $262 million.
–Condo sales revenues are projected to be approximately $375 million in 2025 and driven entirely by the closing of units at Ulana—a 696-unit development in Ward Village which is 100% pre-sold and expected to be completed in the fourth quarter. Because Ulana is a workforce housing tower, the Company does not expect to recognize any gross profit from the project. The Park Ward Village—HHH’s next condo tower which comprises 545 market rate units—is already 97% pre-sold and expected to contribute meaningful revenues and gross profit in 2026.
–Cash G&A is projected to range between $76 million and $86 million in 2025—or a mid-point of $81 million—excluding approximately $9 million of anticipated non-cash stock compensation.
–Overall, Adjusted Operating Cash Flow is projected to range between $325 million and $375 million in 2025 with a mid-point of approximately $350 million or $7.00 per share.
–With a disciplined approach to capital allocation throughout the year, the Company expects to end 2025 with cash and cash equivalents of approximately $600 million. This does not include the benefit of any MUD receivable sales that could occur during the year.

Conference Call & Webcast Information

Howard Hughes Holdings Inc. will host its fourth quarter 2024 earnings conference call on Thursday, February 27, 2025, at 10:00 a.m. Eastern Time (9:00 a.m. Central Time). Please visit the Howard Hughes website to listen to the earnings call via a live webcast. For listeners who wish to participate in the question-and-answer session via telephone, please preregister using HHH’s earnings call registration webpage. All registrants will receive dial-in information and a PIN allowing them to access the live call. An on-demand replay of the earnings call will be available on the Company’s website.

We are primarily focused on creating shareholder value by increasing our per-share net asset value. Often, the nature of our business results in short-term volatility in our net income due to the timing of MPC land sales, recognition of condominium revenue and operating business pre-opening expenses, and, as such, we believe the following metrics summarized below are most useful in tracking our progress towards net asset value creation.

	Three Months Ended December 31,				Year Ended December 31,
$ in thousands	2024	2023	$ Change	% Change	2024	2023	$ Change	% Change
Operating Assets NOI (1)
Office	$28,993	$27,504	$1,489	5%	$124,594	$118,165	$6,429	5%
Retail	13,027	11,301	1,726	15%	54,163	49,981	4,182	8%
Multifamily	15,000	13,319	1,681	13%	58,827	52,831	5,996	11%
Other	1,459	2,035	(576)	(28)%	6,153	7,411	(1,258)	(17)%
Redevelopments (a)	—	(107)	107	100%	—	(189)	189	100%
Dispositions (a)	432	299	133	44%	1,718	2,363	(645)	(27)%
Operating Assets NOI	58,911	54,351	4,560	8%	245,455	230,562	14,893	6%
Company's share of NOI from unconsolidated ventures	2,288	1,837	451	25%	11,552	10,778	774	7%
Total Operating Assets NOI	$61,199	$56,188	$5,011	9%	$257,007	$241,340	$15,667	6%

Projected stabilized NOI Operating Assets ($ in millions)	$352.2	$349.8	$2.4	1%

MPC
Acres Sold - Residential	60	207	(147)	(71)%	445	375	70	19%
Acres Sold - Commercial	10	9	1	11%	14	132	(118)	(90)%
Price Per Acre - Residential	$909	$1,047	$(138)	(13)%	$990	$944	$46	5%
Price Per Acre - Commercial	$218	$480	$(262)	(55)%	$369	$273	$96	35%
MPC EBT	$56,890	$139,323	$(82,433)	(59)%	$349,134	$341,419	$7,715	2%

Strategic Developments
Condominium rights and unit sales	$778,590	$792	$777,798	NM	$778,616	$47,707	$730,909	NM
(a)Properties that were transferred to our Strategic Developments segment for redevelopment and properties that were sold are shown separately for all periods presented.

NM - Not Meaningful

Financial Data
(1)See the accompanying appendix for a reconciliation of GAAP to non-GAAP financial measures and a statement indicating why management believes the non-GAAP financial measure provides useful information for investors.

About Howard Hughes Holdings Inc.®

Howard Hughes Holdings Inc. owns, manages, and develops commercial, residential, and mixed-use real estate throughout the U.S. Its award-winning assets include the country's preeminent portfolio of master planned communities, as well as operating properties and development opportunities including: Downtown Columbia® in Maryland; The Woodlands®, Bridgeland® and The Woodlands Hills® in the Greater Houston, Texas area; Summerlin® in Las Vegas; Ward Village® in Honolulu, Hawaiʻi; and Teravalis™ in the Greater Phoenix, Arizona area. The Howard Hughes portfolio is strategically positioned to meet and accelerate development based on market demand, resulting in one of the strongest real estate platforms in the country. Dedicated to innovative placemaking, the company is recognized for its ongoing commitment to design excellence and to the cultural life of its communities. Howard Hughes Holdings Inc. is traded on the New York Stock Exchange as HHH. For additional information visit www.howardhughes.com.

Safe Harbor Statement

Certain statements contained in this press release may constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. All statements other than statements of historical facts, including, among others, statements regarding the Company’s future financial position, results or performance, are forward-looking statements. We claim the protection of the Safe Harbor contained in the Private Securities Litigation Reform Act of 1995 for forward-looking statements (however we acknowledge that in the event that a transaction contemplated by the unsolicited proposals by Pershing Square Capital Management LP (Pershing Square) to acquire additional shares of our common stock (collectively, the Pershing Square Proposals) take the form of a tender offer, Safe Harbor protections would not apply to statements made in connection to the Pershing Square Proposals). Forward-looking statements include statements regarding the intent, belief, or current expectations of the Company, members of its management team, as well as the assumptions on which such statements are based, and generally are identified by the use of words such as “anticipate,” “believe,” “estimate,” “expect,” “forecast,” “intend,” “likely,” “may,” “plan,” “project,” “realize,” “should,” “transform,” “will,” “would,” and other statements of similar expression. Forward-looking statements are not a guaranty of future performance and involve risks and uncertainties that actual results may differ materially from those contemplated by such forward-looking statements. Many of these factors are beyond the Company’s abilities to control or predict. Some of the risks, uncertainties and other important factors that may affect future results or cause actual results to differ materially from those expressed or implied by forward-looking statements include: (i) macroeconomic conditions such as volatility in capital markets, and a prolonged recession in the national economy, including any adverse business or economic conditions in the homebuilding, condominium-development, retail, and office sectors; (ii) our inability to obtain operating and development capital for our properties, including our inability to obtain or refinance debt capital from lenders and the capital markets; (iii) the inability of major tenants to continue paying their rent obligations due to bankruptcy, insolvency or a general downturn in their business; (iv) the availability of debt and equity capital; (v) interest rate volatility and inflation; (vi) ability to compete effectively, including the potential impact of heightened competition for tenants and potential decreases in occupancy at our properties; (vii) our ability to realize the anticipated benefits of the spinoff of Seaport Entertainment Group Inc. that we completed in 2024; (viii) the effects of the completion of the spinoff on our ongoing business; (ix) the effects of the Pershing Square Proposal, and our response thereto, upon our business and personnel; (x) our inability to obtain operating and development capital for our properties, including our inability to obtain or refinance debt capital from lenders and the capital markets; (xi) our ability to successfully identify, acquire, develop and/or manage properties on favorable terms and in accordance with applicable zoning and permitting laws; (xii) changes in governmental laws and regulations; (xiii) general inflation, including core and wage inflation; commodity and energy price and currency volatility; as well as monetary, fiscal, and policy interventions in anticipation of our reaction to such events, including increases in interest rates; (xiv) mismatch of supply and demand, including interruptions of supply lines; (xv) lack of control over certain of the Company’s properties due to the joint ownership of such property; (xvi) impairment charges; (xvii) the effects of catastrophic events or geopolitical conditions, such as international armed conflict, or the occurrence of epidemics or pandemics; (xiii) the effects of extreme weather conditions or climate change, including natural disasters, that may cause property damage or interrupt business; (xviii) the impact of water and electricity shortages; (xix) contamination of our property by hazardous or toxic substances; (xx) terrorist activity, acts of violence, or breaches of our or our vendors’ data security; (xvii) losses that are not insured or exceed the applicable insurance limits (xxi) our ability to lease new or redeveloped space; (xxii) our ability to obtain the necessary governmental permits for the development of our properties and necessary regulatory approvals pursuant to an extensive entitlement process involving multiple and overlapping regulatory jurisdictions, which often require discretionary action by local governments; (xxiii) increased construction costs exceeding our original estimates, delays or overruns, claims for construction defects, or other factors affecting our ability to develop, redevelop or construct our properties; (xiv) regulation of the portion of our business that is dedicated to the formation and sale of condominiums, including regulatory filings to state agencies, additional entitlement processes, and requirements to transfer control to a condominium association’s board of directors in certain situations, as well as potential defaults by purchasers on their obligations to purchase condominiums; (xv) fluctuations in regional and local economies, the impact of changes in interest rates on residential housing and condominium markets, local real estate conditions, tenant rental rates, and competition from competing retail properties and the internet; (xvi) the inherent risks related to disruption of information technology networks and related systems, including cyber security attacks; and (xvii) the ability to attract and retain key personnel. The Company refers you to the section entitled “Risk Factors” contained in the Company's Annual Report on Form 10-K for the year ended December 31, 2024. Additional information concerning factors that could cause actual results to differ materially from those forward-looking statements is contained from time to time in the Company's filings with the Securities and Exchange Commission. Copies of each filing may be obtained from the Company or the Securities and Exchange Commission. The risks included here are not exhaustive and undue reliance should not be placed on any forward-looking statements, which are based on current expectations. All written and oral forward-looking statements attributable to the Company, its management, or persons acting on their behalf are qualified in their entirety by these cautionary statements. Further, forward-looking statements speak only as of the date they are made, and the Company undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time unless otherwise required by law.

Financial Presentation

As discussed throughout this release, we use certain non-GAAP performance measures, in addition to the required GAAP presentations, as we believe these measures improve the understanding of our operational results and make comparisons of operating results among peer companies more meaningful. We continually evaluate the usefulness, relevance, limitations, and calculation of our reported non-GAAP performance measures to determine how best to provide relevant information to the public, and thus such reported measures could change. A non-GAAP financial measure used throughout this release is net operating income (NOI). We provide a more detailed discussion about this non-GAAP measure in our reconciliation of non-GAAP measures provided in the appendix in this earnings release.

Contacts

Howard Hughes Holdings Inc.

Media Relations:
Cristina Carlson, 646-822-6910
Senior Vice President, Head of Corporate Communications
cristina.carlson@howardhughes.com

Investor Relations:
Eric Holcomb, 281-475-2144
Senior Vice President, Investor Relations
eric.holcomb@howardhughes.com

HOWARD HUGHES HOLDINGS INC.
CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended December 31,		Year Ended December 31,
thousands except per share amounts	2024	2023	2024	2023
REVENUES
Condominium rights and unit sales	$778,590	$792	$778,616	$47,707
Master Planned Communities land sales	67,751	193,140	453,195	370,185
Rental revenue	106,639	93,453	422,100	383,617
Other land, rental, and property revenues	13,650	10,353	44,755	46,255
Builder price participation	16,960	15,226	52,023	60,989
Total revenues	983,590	312,964	1,750,689	908,753

EXPENSES
Condominium rights and unit cost of sales	566,880	(973)	582,574	55,417
Master Planned Communities cost of sales	25,937	73,916	169,191	140,050
Operating costs	59,166	57,527	208,578	205,453
Rental property real estate taxes	14,596	10,891	58,395	55,649
Provision for (recovery of) doubtful accounts	177	(1,728)	504	(2,762)
General and administrative	22,822	21,300	91,752	86,671
Depreciation and amortization	44,966	46,517	179,799	168,734
Other	3,734	4,468	15,002	13,302
Total expenses	738,278	211,918	1,305,795	722,514

OTHER
Gain (loss) on sale or disposal of real estate and other assets, net	14,948	3,162	22,907	24,162
Other income (loss), net	250	909	92,120	5,823
Total other	15,198	4,071	115,027	29,985

Operating income (loss)	260,510	105,117	559,921	216,224

Interest income	6,079	8,734	25,349	25,500
Interest expense	(42,329)	(44,792)	(164,926)	(157,575)
Gain (loss) on extinguishment of debt	(267)	(97)	(465)	(97)
Gain (loss) on sale of MUD receivables	2,874	—	(48,651)	—
Equity in earnings (losses) from unconsolidated ventures	(1,599)	(685)	(5,829)	25,776
Income (loss) from continuing operations before income taxes	225,268	68,277	365,399	109,828
Income tax expense (benefit)	62,948	15,443	80,184	26,418
Net income (loss) from continuing operations	162,320	52,834	285,215	83,410
Net income (loss) from discontinued operations, net of taxes	(6,416)	(18,461)	(88,223)	(634,940)
Net income (loss)	155,904	34,373	196,992	(551,530)
Net (income) loss attributable to noncontrolling interests	414	(77)	711	(243)
Net income (loss) attributable to common stockholders	$156,318	$34,296	$197,703	$(551,773)

Basic income (loss) per share — continuing operations	$3.27	$1.06	$5.75	$1.68
Diluted income (loss) per share — continuing operations	$3.25	$1.06	$5.73	$1.68

HOWARD HUGHES HOLDINGS INC.
CONSOLIDATED BALANCE SHEETS
UNAUDITED

thousands except par values and share amounts	December 31, 2024	December 31, 2023
ASSETS
Master Planned Communities assets	$2,511,662	$2,445,673
Buildings and equipment	3,841,872	3,649,376
Less: accumulated depreciation	(949,533)	(829,018)
Land	302,446	294,189
Developments	1,341,029	1,169,571
Net investment in real estate	7,047,476	6,729,791
Investments in unconsolidated ventures	169,566	182,799
Cash and cash equivalents	596,083	629,714
Restricted cash	402,420	379,498
Accounts receivable, net	105,185	101,373
Municipal Utility District (MUD) receivables, net	463,799	550,884
Deferred expenses, net	139,350	138,182
Operating lease right-of-use assets	5,806	5,463
Other assets, net	281,551	244,027
Assets of discontinued operations	—	615,272
Total assets	$9,211,236	$9,577,003

LIABILITIES
Mortgages, notes, and loans payable, net	$5,127,469	$5,146,992
Operating lease obligations	5,456	5,362
Deferred tax liabilities, net	142,100	84,293
Accounts payable and other liabilities	1,094,437	1,054,267
Liabilities of discontinued operations	—	227,165
Total liabilities	6,369,462	6,518,079

EQUITY
Preferred stock: $0.01 par value; 50,000,000 shares authorized, none issued	—	—
Common stock: $0.01 par value; 150,000,000 shares authorized, 56,610,009 issued, and 50,116,150 outstanding as of December 31, 2024, 56,495,791 shares issued, and 50,038,014 outstanding as of December 31, 2023	566	565
Additional paid-in capital	3,576,274	3,988,496
Retained earnings (accumulated deficit)	(185,993)	(383,696)
Accumulated other comprehensive income (loss)	1,968	1,272
Treasury stock, at cost, 6,493,859 shares as of December 31, 2024, and 6,457,777 shares as of December 31, 2023	(616,589)	(613,766)
Total stockholders' equity	2,776,226	2,992,871
Noncontrolling interests	65,548	66,053
Total equity	2,841,774	3,058,924
Total liabilities and equity	$9,211,236	$9,577,003

Segment Earnings Before Taxes (EBT)

The Company has three business segments, Operating Assets, MPC, and Strategic Developments. EBT, as it relates to each business segment, includes the revenues and expenses of each segment, as shown below. EBT excludes corporate expenses and other items that are not allocable to the segments.

	Three Months Ended December 31,			Year Ended December 31,
thousands	2024	2023	$ Change	2024	2023	$ Change
Operating Assets Segment EBT
Total revenues	$112,521	$99,312	$13,209	$444,300	$410,254	$34,046
Total operating expenses	(51,840)	(45,379)	(6,461)	(194,591)	(179,865)	(14,726)
Segment operating income (loss)	60,681	53,933	6,748	249,709	230,389	19,320
Depreciation and amortization	(43,137)	(44,684)	1,547	(169,040)	(161,138)	(7,902)
Interest income (expense), net	(34,439)	(35,778)	1,339	(138,207)	(125,197)	(13,010)
Other income (loss), net	(74)	14	(88)	822	2,092	(1,270)
Equity in earnings (losses) from unconsolidated ventures	1,775	(2,343)	4,118	5,819	2,968	2,851
Gain (loss) on sale or disposal of real estate and other assets, net	14,948	3,162	11,786	22,907	23,926	(1,019)
Gain (loss) on extinguishment of debt	(267)	(97)	(170)	(465)	(97)	(368)
Operating Assets segment EBT	$(513)	$(25,793)	$25,280	$(28,455)	$(27,057)	$(1,398)

Master Planned Communities Segment EBT
Total revenues	$89,262	$212,329	$(123,067)	$522,925	$448,452	$74,473
Total operating expenses	(41,463)	(89,802)	48,339	(221,927)	(193,470)	(28,457)
Segment operating income (loss)	47,799	122,527	(74,728)	300,998	254,982	46,016
Depreciation and amortization	(111)	(102)	(9)	(438)	(418)	(20)
Interest income (expense), net	12,634	15,287	(2,653)	60,473	64,291	(3,818)
Other income (loss), net	—	1	(1)	—	(102)	102
Equity in earnings (losses) from unconsolidated ventures	(3,432)	1,610	(5,042)	(11,899)	22,666	(34,565)
MPC segment EBT	$56,890	$139,323	$(82,433)	$349,134	$341,419	$7,715

Strategic Developments Segment EBT
Total revenues	$781,789	$1,308	$780,481	$783,396	$49,987	$733,409
Total operating expenses	(573,453)	(4,452)	(569,001)	(602,724)	(80,472)	(522,252)
Segment operating income (loss)	208,336	(3,144)	211,480	180,672	(30,485)	211,157
Depreciation and amortization	(998)	(1,115)	117	(7,255)	(3,963)	(3,292)
Interest income (expense), net	5,632	4,157	1,475	18,603	16,074	2,529
Other income (loss), net	459	532	(73)	90,534	690	89,844
Equity in earnings (losses) from unconsolidated ventures	58	48	10	251	142	109
Gain (loss) on sale or disposal of real estate and other assets, net	—	—	—	—	236	(236)
Strategic Developments segment EBT	$213,487	$478	$213,009	$282,805	$(17,306)	$300,111

Appendix – Reconciliation of Non-GAAP Measures

Below are GAAP to non-GAAP reconciliations of certain financial measures, as required under Regulation G promulgated by the Securities and Exchange Commission. Non-GAAP information should be considered by the reader in addition to, but not instead of, the financial statements prepared in accordance with GAAP. The non-GAAP financial information presented may be determined or calculated differently by other companies and may not be comparable to similarly titled measures.

Net Operating Income (NOI)

We define NOI as operating revenues (rental income, tenant recoveries, and other revenue) less operating expenses (real estate taxes, repairs and maintenance, marketing, and other property expenses). NOI excludes straight-line rents and amortization of tenant incentives, net; interest expense, net; ground rent amortization; demolition costs; other income (loss); depreciation and amortization; development-related marketing costs; gain on sale or disposal of real estate and other assets, net; loss on extinguishment of debt; provision for impairment; and equity in earnings from unconsolidated ventures. This amount is presented as Operating Assets NOI throughout this document. Total Operating Assets NOI represents NOI as defined above with the addition of our share of NOI from unconsolidated ventures.

We believe that NOI is a useful supplemental measure of the performance of our Operating Assets segment because it provides a performance measure that reflects the revenues and expenses directly associated with owning and operating real estate properties. We use NOI to evaluate our operating performance on a property-by-property basis because NOI allows us to evaluate the impact that property-specific factors such as rental and occupancy rates, tenant mix, and operating costs have on our operating results, gross margins, and investment returns.

A reconciliation of segment EBT to NOI for Operating Assets is presented in the table below:

	Three Months Ended December 31,			Year Ended December 31,
thousands	2024	2023	Change	2024	2023	$ Change
Operating Assets Segment
Total revenues	$112,521	$99,312	$13,209	$444,300	$410,254	$34,046
Total operating expenses	(51,840)	(45,379)	(6,461)	(194,591)	(179,865)	(14,726)
Segment operating income (loss)	60,681	53,933	6,748	249,709	230,389	19,320
Depreciation and amortization	(43,137)	(44,684)	1,547	(169,040)	(161,138)	(7,902)
Interest income (expense), net	(34,439)	(35,778)	1,339	(138,207)	(125,197)	(13,010)
Other income (loss), net	(74)	14	(88)	822	2,092	(1,270)
Equity in earnings (losses) from unconsolidated ventures	1,775	(2,343)	4,118	5,819	2,968	2,851
Gain (loss) on sale or disposal of real estate and other assets, net	14,948	3,162	11,786	22,907	23,926	(1,019)
Gain (loss) on extinguishment of debt	(267)	(97)	(170)	(465)	(97)	(368)
Operating Assets segment EBT	(513)	(25,793)	25,280	(28,455)	(27,057)	(1,398)
Add back:
Depreciation and amortization	43,137	44,684	(1,547)	169,040	161,138	7,902
Interest (income) expense, net	34,439	35,778	(1,339)	138,207	125,197	13,010
Equity in (earnings) losses from unconsolidated ventures	(1,775)	2,343	(4,118)	(5,819)	(2,968)	(2,851)
(Gain) loss on sale or disposal of real estate and other assets, net	(14,948)	(3,162)	(11,786)	(22,907)	(23,926)	1,019
(Gain) loss on extinguishment of debt	267	97	170	465	97	368
Impact of straight-line rent	(1,765)	408	(2,173)	(4,770)	(2,256)	(2,514)
Other	69	(4)	73	(306)	337	(643)
Operating Assets NOI	58,911	54,351	4,560	245,455	230,562	14,893

Company's share of NOI from equity investments	2,288	1,837	451	8,310	7,745	565
Distributions from Summerlin Hospital investment	—	—	—	3,242	3,033	209
Company's share of NOI from unconsolidated ventures	2,288	1,837	451	11,552	10,778	774
Total Operating Assets NOI	$61,199	$56,188	$5,011	$257,007	$241,340	$15,667

Same Store NOI - Operating Assets Segment

The Company defines Same Store Properties as consolidated and unconsolidated properties that are acquired or placed in-service prior to the beginning of the earliest period presented and owned by the Company through the end of the latest period presented. Same Store Properties exclude properties placed in-service, acquired, repositioned or in development or redevelopment after the beginning of the earliest period presented or disposed of prior to the end of the latest period presented. Accordingly, it takes at least one year and one quarter after a property is acquired or treated as in-service for that property to be included in Same Store Properties.

We calculate Same Store Net Operating Income (Same Store NOI) as Operating Assets NOI applicable to Same Store Properties. Same Store NOI also includes the Company's share of NOI from unconsolidated ventures and the annual distribution from a cost basis investment. Same Store NOI is a non-GAAP financial measure and should not be viewed as an alternative to net income calculated in accordance with GAAP as a measurement of our operating performance. We believe that Same Store NOI is helpful to investors as a supplemental comparative performance measure of the income generated from the same group of properties from one period to the next. Other companies may not define Same Store NOI in the same manner as we do; therefore, our computation of Same Store NOI may not be comparable to that of other companies. Additionally, we do not control investments in unconsolidated properties and while we consider disclosures of our share of NOI to be useful, they may not accurately depict the legal and economic implications of our investment arrangements.

	Three Months Ended December 31,			Year Ended December 31,
thousands	2024	2023	$ Change	2024	2023	$ Change
Same Store Office
Houston, TX	$19,201	$19,607	$(406)	$82,654	$83,033	$(379)
Columbia, MD	5,048	3,954	1,094	22,782	21,835	947
Las Vegas, NV	4,887	3,932	955	19,128	13,300	5,828
Total Same Store Office	29,136	27,493	1,643	124,564	118,168	6,396

Same Store Retail
Houston, TX	2,031	2,590	(559)	9,898	10,342	(444)
Columbia, MD	1,277	1,020	257	4,442	3,017	1,425
Las Vegas, NV	5,784	5,446	338	23,135	23,559	(424)
Honolulu, HI	3,853	2,354	1,499	16,561	13,477	3,084
Total Same Store Retail	12,945	11,410	1,535	54,036	50,395	3,641

Same Store Multifamily
Houston, TX	8,743	9,183	(440)	38,050	37,414	636
Columbia, MD	3,357	2,929	428	12,779	8,926	3,853
Las Vegas, NV	1,625	1,539	86	6,703	7,143	(440)
Company's share of NOI from unconsolidated ventures	1,734	1,806	(72)	7,378	7,326	52
Total Same Store Multifamily	15,459	15,457	2	64,910	60,809	4,101

Same Store Other
Houston, TX	1,214	2,037	(823)	4,520	6,765	(2,245)
Columbia, MD	(199)	(78)	(121)	245	(70)	315
Las Vegas, NV	316	118	198	1,127	562	565
Honolulu, HI	42	8	34	163	191	(28)
Company's share of NOI from unconsolidated ventures	554	31	523	4,174	3,452	722
Total Same Store Other	1,927	2,116	(189)	10,229	10,900	(671)
Total Same Store NOI	59,467	56,476	2,991	253,739	240,272	13,467

Non-Same Store NOI	1,732	(288)	2,020	3,268	1,068	2,200
Total Operating Assets NOI	$61,199	$56,188	$5,011	$257,007	$241,340	$15,667

Cash G&A

The Company defines Cash G&A as General and administrative expense less non-cash stock compensation expense. Cash G&A is a non-GAAP financial measure that we believe is useful to our investors and other users of our financial statements as an indicator of overhead efficiency without regard to non-cash expenses associated with stock compensation. However, it should not be used as an alternative to general and administrative expenses in accordance with GAAP.

	Three Months Ended December 31,			Year Ended December 31,
thousands	2024	2023	$ Change	2024	2023	$ Change
General and administrative (G&A)	$22,822	$21,300	$1,522	$91,752	$86,671	$5,081
Less: Non-cash stock compensation	(2,229)	(1,725)	(504)	(9,104)	(8,473)	(631)
Cash G&A	$20,593	$19,575	$1,018	$82,648	$78,198	$4,450

Adjusted Condo Gross Profit

Adjusted condo gross profit is a non-GAAP financial measure that we believe is useful to our investors and other users of our financial statements as an indicator of gross profit related to condominium sales closed in each period. This measure excludes costs in Condominium rights and unit cost of sales related to the remediation of construction defects at Waiea tower and costs related to a settlement agreement reached for the reimbursement of Waiea remediation costs.

	Three Months Ended December 31,			Year Ended December 31,
thousands	2024	2023	$ Change	2024	2023	$ Change
Condominium rights and unit sales	$778,590	$792	$777,798	$778,616	$47,707	$730,909
Condominium rights and unit cost of sales	(566,880)	973	(567,853)	(582,574)	(55,417)	(527,157)
Less: Waiea settlement and remediation cost	—	—	—	15,091	16,126	(1,035)
Adjusted condo gross profit	$211,710	$1,765	$209,945	$211,133	$8,416	$202,717

Adjusted Operating Cash Flow Performance Measure

We define Adjusted Operating Cash Flow as the sum of the following non-GAAP performance measures: MPC EBT, Operating Asset NOI, condo gross profit, and cash G&A expense—which we have been using to measure our performance and providing guidance on for several years—as well as net interest expense (adjusted for interest income already included in MPC EBT). We believe Adjusted Operating Cash Flow provides investors a straightforward measure to model the Company’s overall financial performance against guidance. Also, by focusing on the core business metrics of each segment, Adjusted Operating Cash Flow offers a straightforward reflection of our operational and cash generation capabilities while highlighting the key drivers of future growth.

thousands	Year Ended December 31, 2024
Total Operating Assets NOI	$257,007
MPC EBT	349,134
Adjusted condo gross profit	211,133
Interest income (expense), net	(139,577)
Less MPC Interest (income) expense, net (a)	(60,473)
Cash G&A	(82,648)
Adjusted Operating Cash Flow Performance Measure	$534,576
(a)Represents interest income for the MPC segment, which is included in MPC EBT.

A reconciliation of Net income (loss) from continuing operations attributable to common stockholders to Adjusted Operating Cash Flow is presented in the table below:

thousands except per share amounts	Year Ended December 31, 2024
		(per diluted share)
Net income (loss) from continuing operations attributable to common stockholders	$285,926	$5.73

Adjustments to reconcile to Adjusted Operating Cash Flow Performance Measure:

Corporate Adjustments
Net (income) loss attributable to noncontrolling interests	(711)
Income tax expense (benefit)	80,184
Non-cash stock compensation expense	9,104
(Gain) loss on sale of MUD receivables	48,651
Other Corporate Items	17,236
Total	154,464	3.09

Operating Assets Adjustments
Depreciation and amortization	169,040
Equity in (earnings) losses from unconsolidated ventures	(5,819)
(Gain) loss on sale or disposal of real estate and other assets, net	(22,907)
(Gain) loss on extinguishment of debt	465
Impact of straight-line rent	(4,770)
Other	(306)
Company's share of NOI from unconsolidated ventures	11,552
Total	147,255	2.95

Strategic Developments Adjustments
Rental revenue	(459)
Other land, rental, and property revenues	(4,321)
Operating costs	17,670
Rental property real estate taxes	2,480
Depreciation and amortization	7,255
Other (income) loss, net	(90,534)
Equity in (earnings) losses from unconsolidated ventures	(251)
Waiea settlement and remediation costs	15,091
Total	(53,069)	(1.06)

Adjusted Operating Cash Flow Performance Measure	$534,576	$10.71